Exhibit (s)(iv)

FORM OF PROSPECTUS SUPPLEMENT1

(To Prospectus dated       , 2024)

The Gabelli Multimedia Trust Inc.

       Rights for       Shares

Subscription Rights for       % Series       Preferred Stock

We are issuing subscription rights to our [common] [preferred] shareholders to purchase our       % Series [       ] Preferred Stock. Our common stock is traded on the NYSE American LLC (the “NYSE American”) under the symbol “GGT.” Our Series C Auction Rate Cumulative Preferred Stock (“Series C Auction Rate Preferred”) is not listed on a stock exchange. Our 5.125% Series E Cumulative Preferred Stock (“Series E Preferred”) and 5.125% Series G Cumulative Preferred Stock (“Series G Preferred”) are listed on the NYSE under the symbols “GGT PrE” and “GGT PrG” respectively. On        ,       the last reported sale price of our common stock was $       and the last reported sale prices of the Series C Auction Rate Preferred, Series E Preferred and Series G Preferred was $        ,       and        , respectively.

You should review the information set forth under “Risk Factors and Special Considerations” in the accompanying Prospectus before investing in our preferred stock.

	Per Share	Total (1)
Subscription price of Preferred Stock	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	The aggregate expenses of the offering are estimated to be $ , which represents approximately $ per share.

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in our preferred stock and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about us. Material that has been incorporated by reference and other information about us can be obtained from us by calling 800-GABELLI (422-3554) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The preferred stock is expected to be ready for delivery in book-entry form through the Depository Trust Company on or about       , 2024. If the offer is extended, the preferred stock is expected to be ready for delivery in book-entry form through the Depository Trust Company on or about       , 2024.

The date of this Prospectus Supplement is       , 2024.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The Gabelli Multimedia Trust Inc. This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

i

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer	[To be provided.]

Amount Available for Primary Subscription	$[ ]

Title	Subscription Rights for Series [ ] Preferred Stock

Exercise Price	Rights may be exercised at a price of $ per preferred share (the “Subscription Price”). See “Terms of the Offer.”

Record Date	Rights will be issued to holders of record of the Fund’s [common] [preferred] stock on , 2024 (the “Record Date”). See “Terms of the Offer.”

Number of Rights Issued	Right[s] will be issued in respect of each share of [common] [preferred] stock of the Fund outstanding on the Record Date. See “Terms of the Offer.”

Number of Rights Required to Purchase One Preferred Share	A holder of Rights may purchase preferred share of the Fund for every Rights exercised. The number of Rights to be issued to a shareholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by. See “Terms of the Offer.”

Over-Subscription Privilege	[To be provided.]

Transfer of Rights	[To be provided.]

Exercise Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 PM Eastern Time on , 2024 (the “Expiration Date”) (the “Subscription Period”). See “Terms of the Offer” and “Method of Exercise of Rights.”

Offer Expenses	The expenses of the Offer are expected to be approximately $[ ]. See “Use of Proceeds.”

Sale of Rights	[To be provided.]

Use of Proceeds

The Fund estimates the net proceeds of the Offer to be approximately $[       ]. This figure is based on the Exercise Price per share of $ and assumes all new shares of Series [       ] Preferred Stock offered are sold and that the expenses related to the Offer estimated at approximately $[       ] are paid.

The Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from this offering, may be used to pay distributions in accordance with the Fund’s distribution policy. See “Use of Proceeds.”

ERISA	See “Employee Plan Considerations.”

Rights Agent	[To be provided.]

TERMS OF THE SERIES       PREFERRED STOCK

Dividend Rate	The dividend rate [for the initial dividend period](1) will be %.

Dividend Payment Rate	[Dividends will be paid when, as and if declared on , , and , commencing . The payment date for the initial dividend period will be .(1)]

Liquidation Preference	$ per share

[Non-Call Period	The shares may not be called for redemption at the option of the Fund prior to .]

[Stock Exchange Listing]

(1)	Applicable only if the preferred stock being offered will have different rates over time.

DESCRIPTION OF THE RIGHTS OFFERING

[To be provided.]

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offer to be $[       ], based on the Subscription Price per share of $[       ], assuming all new shares of Series [       ] Preferred Stock offered are sold and that the expenses related to the Offer estimated at approximately $[       ] are paid and after deduction of the underwriting discounts and commissions. The Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from this offering, may be used to pay distributions in accordance with the Fund’s distribution policy.

CAPITALIZATION

[To be provided.]

OUTSTANDING SECURITIES

The following information regarding the Fund’s outstanding securities is as of       ,       .

Title of Class	Amount Authorized	Amount Held by Fund or for its Account	Amount Outstanding Exclusive of Amount Held by Fund
Common Stock	[ ]	-	[ ]
Series C Auction Rate Preferred	[ ]	-	[ ]
Series E Preferred	[ ]	-	[ ]
Series G Preferred	[ ]	-	[ ]

ASSET COVERAGE RATIO

As provided in the 1940 Act and subject to certain exceptions, the Fund may issue debt and/or fixed rate preferred stock with the condition that immediately after issuance the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred stock outstanding. The Fund’s preferred stock, in aggregate, is expected to have an initial asset coverage on the date of issuance of approximately [       ]%.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

[To be provided.]

TAXATION

[To be provided.]

UNDERWRITING

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts, counsel to the Fund, in connection with this rights offering.

The Gabelli Multimedia Trust Inc.

Preferred Stock

Issuance Upon Exercise of Rights to
Subscribe for Such Preferred Stock

PROSPECTUS SUPPLEMENT

               , 2024